EXHIBIT 99.1

Mallun Yen to Join RPX Board of Directors; Company Announces Executive Promotions
Steve Swank Named Chief Revenue Officer, Emily Gavin General Counsel

SAN FRANCISCO – April 12, 2017 – RPX Corporation (NASDAQ: RPXC), the leading provider of patent risk and discovery management solutions, today announced that Mallun Yen has been appointed to the Company’s Board of Directors, effective immediately. Ms. Yen, currently the Company’s Executive Vice President, will continue to serve in that role through September 1, 2017.

“Mallun’s contributions to the Company date back to when she worked with the founding team to launch RPX,” said Marty Roberts, Chief Executive Officer and President of RPX. “From these early days, she has championed the RPX mission to bring transparency, efficiency, and rationality to patent transactions through industry innovation. I am pleased that she will remain engaged with our business through service on our Board.”

“We’re delighted that Mallun has joined the Board of Directors,” said RPX Chairman of the Board, Shelby Bonnie. “She has been integral to the Company’s success from inception. This experience, combined with her leadership in the patent industry and devotion to the organization’s mission are invaluable assets.”

Prior to RPX, Ms. Yen spent eight years at Cisco where, as Vice President of Worldwide Intellectual Property and Deputy General Counsel, she built and led the teams responsible for protection of the intellectual property embedded in Cisco’s technology, products, and innovation globally. She is also a board member of KQED, Northern California’s public media organization, and a board member, co-founder, and chief executive officer of ChIPs, a nonprofit with over 1,500 members dedicated to accelerating innovation in technology, law, and policy by increasing diversity of thought, participation, and engagement.

“I have been a believer in RPX since the very beginning, and I’m proud of how far we’ve come in these nearly 10 years,” Ms. Yen said. “Through the good work of everyone at RPX and the support of our clients, we’ve helped our more than 350 clients avoid more than 4,000 litigations and save nearly $3.5 billion. Now as a board member, I’m pleased to continue to advocate for greater transparency in the patent marketplace and to guide RPX as it leverages its great success through new opportunities.”

With Ms. Yen’s appointment, RPX’s Board will consist of nine members until the Company’s 2017 shareholder meeting. At that time, RPX anticipates the Board will be reduced to eight members, as Board Member Thomas Ryder previously notified the Company that he will not stand for re-election. Other than Ms. Yen, all members of RPX’s Board of Directors are independent directors.

Executive Promotions

Separately, the Company announced that Steve Swank has been promoted to Chief Revenue Officer and that Emily Gavin has been promoted to General Counsel. Most recently, Mr. Swank served as Senior Vice President and Head of Client Development and Client Relations, and Ms. Gavin as Deputy General Counsel. Both Mr. Swank and Ms. Gavin report to Mr. Roberts.

“I’m proud of these promotions. Steve and Emily are both talented executives who have made significant contributions to the Company throughout their long tenures,” said Mr. Roberts. “With Steve’s proven track record of building, growing, and providing excellent service to our client network, I’m confident in his successes to come as our Chief Revenue Officer.”

Mr. Roberts continued, “I’m delighted to have Emily succeed me as General Counsel. She has a keen grasp of our Company’s diverse legal and business needs, gained through working on numerous patent transactions and various legal matters throughout the years.”

In this newly created position of Chief Revenue Officer, all areas of revenue generation, including Insurance and Product Management, are now consolidated under Mr. Swank’s leadership. He has topline responsibility for revenue growth through continued expansion of RPX’s client base and development of new services that bring greater cost efficiency to the patent marketplace.

Mr. Swank’s business development career has spanned more than 25 years. He joined RPX in 2010. As Senior Vice President, and Head of Client Development and Client Relations, he led efforts to recruit and retain clients, where he was instrumental in building RPX’s client network and launching various business development and client service initiatives. Before RPX, he held senior business development and client relations positions at Comdata Corporation, Pine Creek Healthcare Capital, and Fortune Magazine. Mr. Swank holds a BA from Bucknell University and an MBA from the University of Chicago Booth School of Business.

As Deputy General Counsel, Ms. Gavin served as legal advisor for the Company on corporate matters, as well as those pertaining to patent acquisition and license transactions. She has focused particularly on syndicated transactions, as well as legal issues related to the discovery business following the Company’s acquisition of Inventus last year. Prior to joining RPX in January 2011, Ms. Gavin was an attorney in private practice concentrating on intellectual property and technology transactions. She received a JD from the University of Chicago Law School and a BA from the University of Texas at Austin.

About RPX

RPX Corporation (NASDAQ: RPXC) is the leading provider of patent risk and discovery management solutions. Since its founding in 2008, RPX has introduced efficiency to the patent market by providing a rational alternative to litigation. The San Francisco-based company's pioneering approach combines principal capital, deep patent expertise, and client contributions to generate enhanced patent buying power. By acquiring patents and patent rights, RPX helps to mitigate and manage patent risk for its growing client network.

As of December 31, 2016, RPX had invested over $2 billion to acquire more than 16,600 US and international patent assets and rights on behalf of nearly 350 clients in eight key sectors: automotive, consumer electronics and PCs, E-commerce and software, financial services, media content and distribution, mobile communications and devices, networking, and semiconductors.

RPX subsidiary Inventus is a leading international discovery management provider focused on reducing the costs and risks associated with the discovery process through the effective use of technology solutions. Inventus has been providing litigation support services to corporate legal departments, law firms and government agencies since 1991.

Contacts:

Investor Relations	Media Relations
JoAnn Horne	Jen Costa
Market Street Partners	RPX Corporation
(415) 445-3233	(415) 852-3180
ir@rpxcorp.com	media@rpxcorp.com